Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205684

RICH UNCLES NNN REIT, INC.

SUPPLEMENT NO. 4 DATED DECEMBER 8, 2016
TO

PROSPECTUS DATED JUNE 29, 2016

(as supplemented by Supplement No.1 dated October 11, 2016,

Supplement No. 2 dated November 15, 2016 and

Supplement No. 3 dated November 29, 2016)

This Supplement No. 4, is part of the prospectus of Rich Uncles NNN REIT, Inc., dated June 29, 2016 (as supplemented by Supplement No.1 dated October 11, 2016, Supplement No. 2 dated November 15, 2016 and Supplement No. 3 dated November 29, 2016), or the Prospectus. This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus and should be read in conjunction with the Prospectus. This Supplement No. 4, together with all other Supplements will be delivered with the Prospectus. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to Rich Uncles NNN REIT, Inc., or the company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 4 are to revise the descriptions of the determinations of the amount of our advisor’s “Asset Management Fee” and “Subordinated Participation Fee” appearing in the locations of the Prospectus indicated below.

The following information revises the disclosures appearing in the Company’s Prospectus as last filed with the Securities and Exchange Commission on July 6, 2016 as part of Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11, which can be accessed at the Commission’s website: www.sec.gov, or by using the following link:

https://www.sec.gov/Archives/edgar/data/1645873/000114420416111609/v443715_posam.htm

The page numbers indicated below correspond to the page numbers as they appear in the Prospectus location referred to above and the Prospectus as posted on the Company’s website. These page numbers will differ from the page numbers in hard copy printed Prospectuses. The Prospectus can be accessed on the following Company website link: https://s3.amazonaws.com/ru-production/public/reits/2/prospectus.pdf

Revisions to Determination of Amount of Fees

1. The following disclosure is added to pages 9 and 48 of the Prospectus to appear at the end of the last sentence of “Asset Management Fee”:

“; provided, however, that our Advisor shall assign to us 50% of the pro rata portion of the Asset Management Fee attributable to investors who have aggregate subscriptions for at least 100,000 shares ($1,000,000) (the “Large Investors”) for distribution, on a pro rata basis, to the Large Investors.”

2. The following disclosure is added to pages 11 and 50 of the Prospectus to appear at the end of the last sentence of “Subordinated Participation Fee”:

“; provided, however, that our Advisor shall assign to us 50% of the pro rata portion of the Subordinated Participation Fee attributable to the Large Investors for distribution, on a pro rata basis, to the Large Investors.”